Exhibit 10.10

GREEN DOT CORPORATION
2010 EQUITY INCENTIVE PLAN
(as amended)
NOTICE OF PERFORMANCE- BASED RESTRICTED STOCK UNIT AWARD
GRANT NUMBER: 2093

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan, as amended (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

Name:	Konstantinos Sgoutas

Address:	c/o Green Dot Corporation, 3465 E. Foothill Blvd., Pasadena, CA 91107
You (“Participant”) have been granted an award of Restricted Stock Units (“PRSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “PRSU Agreement”).

Number of PRSUs:	100,000

Date of Grant:	March 31, 2015

Vesting Commencement Date:	N/A

Expiration Date:	The date on which settlement of all PRSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the PRSU Agreement, the PRSUs will vest in accordance with the schedule set forth on Exhibit A.
You understand that your employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the PRSU Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the PRSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. You also understand that this Notice is subject to the terms and conditions of both the PRSU Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the PRSU Agreement and the Plan.

PARTICIPANT	GREEN DOT CORPORATION

Signature:	/s/ Konstantinos Sgoutas By:/s/ Steven W. Streit

Print Name:	Konstantinos Sgoutas Its: Steven W. Streit, CEO

GREEN DOT CORPORATION
AWARD AGREEMENT (RESTRICTED STOCK UNITS) TO THE
2010 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”).
You have been granted Restricted Stock Units (“PRSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of PRSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of PRSUs shall be in Shares.
2.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PRSUs, Participant shall have no ownership of the Shares allocated to the PRSUs and shall have no right dividends or to vote such Shares.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
4.    No Transfer. The PRSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.    Termination. If Participant’s service Terminates for any reason, all unvested PRSUs shall be forfeited to the Company forthwith, and all rights of Participant to such PRSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.    U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the PRSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the PRSU, Participant will include in income the fair market value of the Shares subject to the PRSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, an PRSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this PRSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this PRSU.
7.    Acknowledgement. The Company and Participant agree that the PRSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the PRSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
9.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
10.    Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
11.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this PRSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

Exhibit A
Vesting Schedule
Performance-Based Restricted Stock Unit (“PRSU”) Grant
Konstantinos Sgoutas PRSU Grant, dated March 31, 2015

Terms not otherwise defined in this Exhibit A shall have the meaning ascribed to them in the Plan or the form of agreement underlying each PRSU grant, as applicable.

The performance period for the PRSU commences January 1, 2015 and ends on December 31, 2017. The Shares subject to the PRSU shall vest in three equal installments based upon achievement of organic revenue milestones set forth in the vesting schedule below. Determination of whether such revenue milestones have been satisfied will be made by the Company’s Compensation Committee (with such determination to be made not later than March 31 of the year following the applicable year t which the milestone relates). One third (1/3) of the Shares subject to the PRSU shall vest in the event that year over year Organic Revenue (as defined below) as measured against the prior year’s Revenue (as defined below) has increased by not less than ten percent (10%). In the event the ten percent threshold revenue growth is not met, then, that portion of the PRSU shall not vest and the Shares subject to that installment shall be forfeited. For example, if Revenue for fiscal year 2015 was $750 million, then Organic Revenue for fiscal year 2016 is required to be not less than $825 million for the second third of the shares subject to the PRSU to vest. No PRSUs shall become earned unless you are employed by the Company on the last day of the applicable Performance Period, in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect). Notwithstanding the foregoing, in the event of a Corporate Transaction and equity awards are assumed or replaced, then, the PRSU, upon consummation of such transaction, shall convert to a time-based vesting schedule with any then unvested and nonforfeited PRSUs vesting on each December 31 2015, 2016 and 2017 (subject to your continued employment (but in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect)).

“Revenue” means Non-GAAP total operating revenue for the applicable fiscal year as disclosed by the Company in its fourth quarter earnings release.

“Organic Revenue” means Non-GAAP total operating revenue for the fiscal year in question less any revenues associated with acquisitions in that particular fiscal year. For the avoidance of doubt, “acquisitions” shall not include general business development (e.g., entering a new distribution channel or entering into an agreement with a new private label partner).